UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

COLONY FINANCIAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On December 23, 2014, Colony Financial, Inc. (“CLNY,” “we,” “us,” or “our”) and Colony Capital Operating Company, LLC (f/k/a CFI RE Masterco, LLC), a wholly-owned subsidiary of CLNY (“OP”) entered into (i) the Contribution and Implementation Agreement (the “Contribution Agreement”) with Colony Capital, LLC (“CC”), Colony Capital Holdings LLC, Colony Capital OP Subsidiary, LLC, CCH Management Partners I, LLC, FHB Holding LLC and Richard Saltzman and (ii) the Colony Mark Transfer Agreement (the “Colony Mark Transfer Agreement”) with New Colony Holdings LLC providing for the contribution to CLNY (the “Combination”) of substantially all of CC’s real estate and investment management business and operations (other than CC’s interests in Colony American Homes Inc.). The terms and conditions of the Combination have been described in the definitive proxy statement (the “Definitive Proxy Statement”) prepared in connection with the Combination filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2015. A special meeting of our stockholders (the “Special Meeting”) with respect to matters relating to the Combination (as set forth in the Notice of Special Meeting of Stockholders accompanying the Definitive Proxy Statement) will be held on March 31, 2015.

As described in the Definitive Proxy Statement, under the Contribution Agreement and the Colony Mark Transfer Agreement, collectively, up to 151,520 shares of our common stock (to be reclassified as “Class A Common Stock”), 13,494 shares of our newly created Class B Common Stock and 515,258 units of membership interest (“OP Units”) in OP, representing $15.0 million of the contingent consideration to be paid in connection with the Combination based on the $22.05 per share reference price (and which would have a current value of approximately $17.6 million when using the volume-weighted average closing price of our common stock over the 10 trading days prior to the tenth calendar day preceding the date of the Special Meeting (the “VWAP”)), are subject to reallocation from contingent consideration to upfront consideration if the VWAP were to exceed $24.05, with the full amount reallocated if the VWAP were to equal or exceed $27.05.

As of the close of business on March 20, 2015, we have determined that the VWAP is $25.8212. Therefore, the upfront consideration will be increased, and the contingent consideration will be decreased, in the aggregate, by 89,458 shares of Class A Common Stock, 7,967 shares of Class B Common Stock and 304,208 OP Units (collectively, the “Reallocated Shares/Units”), representing a total value of $8.856 million based on the $22.05 per share reference price (and which would have a current value of approximately $10.4 million when using the VWAP). Of these Reallocated Shares/Units, 3,037 shares of Class A Common Stock and 7,967 shares of Class B Common Stock will be payable pursuant to the Colony Mark Transfer Agreement, with the remaining number of Reallocated Shares/Units payable pursuant to the Contribution Agreement.

Additional Information and Where to Find It

In connection with the Combination, CLNY has filed the Definitive Proxy Statement with the SEC in connection with the Special Meeting. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE COMBINATION AND ANY OTHER RELEVANT DOCUMENTS FILED BY CLNY WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE COMBINATION. The Definitive Proxy Statement and other relevant documents filed by CLNY with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by CLNY through its website at http://www.colonyfinancial.com. The information on our website is not, and shall not be deemed to be, a part hereof or incorporated into this or any other filings with the SEC. You may also request them in writing, by telephone or via the Internet at:

Colony Financial, Inc.

2450 Broadway, 6th Floor

Santa Monica, CA 90404

(310) 282-8820

Attn: Investor Relations

Website: http://www.colonyfinancial.com

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

CLNY, CC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from CLNY’s stockholders in respect of the Combination. Information about CLNY’s directors and executive officers is available in CLNY’s definitive proxy statement, dated April 1, 2014, for its 2014 annual meeting of stockholders. Other information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies from CLNY’s stockholders in connection with the Combination, including a description of their direct or indirect interests, by security holdings or otherwise, in CLNY is set forth in the Definitive Proxy Statement.